Exhibit 4.8

                     CERTIFICATE OF LIMITED PARTNERSHIP
                                    OF
                           UDS FUNDING II, L.P.


     This Certificate of Limited Partnership of UDS Funding II, L.P. (the "Partnership"), dated as June 5, 1997, is being duly executed and filed by Ultramar Diamond Shamrock Corporation, a Delaware corporation, as general partner, to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del. C. Section 17-101, et seq.).

     1. Name. The name of the limited partnership formed hereby is UDS Funding II, L.P.

     2. Registered Office. The address of the registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

     3. Registered Agent. The name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

     4. General Partner. The name and the business mailing address of the sole general partner of the Partnership is: Ultramar Diamond Shamrock Corporation, 9830 Colonnade Boulevard, San Antonio, Texas 78230.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership as of the date first written above.

                              ULTRAMAR DIAMOND SHAMROCK CORPORATION,
                              as sole general partner


                              By:   /s/  H. Pete Smith
                              Name:  H. Pete Smith
                              Title: Executive Vice President
                                     and Chief Financial Officer


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